Exhibit 99.1

James R. Richardson Announces Retirement

DUBUQUE, Iowa, June 29, 2015 – James R. Richardson of Flexsteel Industries, Inc. (NASDAQ: FLXS) will retire as senior vice president of sales and marketing – home furnishings on June 30, 2015. Richardson has been with Flexsteel for more than 47 years delivering significant contributions to Flexsteel in the areas of marketing, design, product development, sales, and advertising.

“Flexsteel has been privileged to have a talented executive like Jim in our company,” said Karel Czanderna, Flexsteel’s president and chief executive officer. “By building a tightly connected team both inside and outside of Flexsteel, Jim’s leadership fueled the growth of our home furnishings business. He is respected for his expertise within the Company and the furniture industry. Jim will continue supporting the Company’s future as a director on our board.”

Richardson began and will end his career in the sales and marketing of home furnishings. He became a corporate officer and vice president of marketing in 1980. In 1995, Jim was promoted to senior vice president of sales and marketing. Jim was also elected to Flexsteel’s Board of Directors in 1990.

“This announcement comes with mixed emotions,” said Richardson. “I have had a tremendous career with an exceptional company. I’m proud to have been involved with Flexsteel’s home furnishing business for many years, and I thank all the people I’ve worked with for their respect, hard work, and dedication to Flexsteel.”

Czanderna concluded, “A big thank you to Jim on behalf of everyone for his dedication and leadership, and for successfully guiding product development and marketing for the home furnishings business through many years. We wish him the very best in his retirement.”

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

CONTACT:	Flexsteel Industries, Inc., Dubuque, Iowa
Justin R. Mills, Director of Advertising
563-585-8294